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                                                                    EXHIBIT 7(1)

[Bank of America (R) Logo]
                                                                 Bank of America
                                                                    NC-002-31-31
                                                                 101 South Tryon
                                                                          Street
                                                                   Charlotte, NC
                                                                           28255

                                 August 25, 2000


Centre Capital Investors II, L.P.
Centre Partners Coinvestment, L.P.
Centre Capital Offshore Investors II, L.P.
Centre Capital Tax-exempt Investors II, L.P.
c/o Mr. Scott Perekslis
Centre Partners Management, LLC
30 Rockefeller Plaza, 50th Floor
New York, NY  10020

                  Re:                  Firearms Training Systems, Inc.

Dear Scott:

                  The purpose of this letter is to confirm our understanding regarding the make up of the Board of Directors of Firearms Training Systems, Inc. (the "Company"). As you know, the lenders (the "Lenders") under the Second Amended and Restated Credit Agreement and Partial Exchange Agreement dated as of April 1, 2000 (the "Amended Agreement") closed today on a restructuring of the Company and, as a result, have been issued Class A common stock of the Company constituting a majority of the Class A common stock. Each of the addressees (the "Centre Entities") also consummated exchange transactions with the Company and accepted notes for certain indebtedness of the Company and its subsidiaries owed to them, all as a part of the restructuring. As a result, the Centre Entities, which were the owners of approximately 49% of the issued and outstanding Class A common stock of the Company prior to the restructuring, remain significant common shareholders of the Company. Furthermore, immediately prior to the restructuring, the Centre Entities were assigned certain interests under the predecessor of the Amended Agreement and are now Lenders under the Amended Agreement.

                  The Lenders have also entered into a Voting Agreement which, among other things, requires the Lenders to vote their common shares together upon the request of the Required Lenders (as defined in the Amended Agreement).

                  In connection with the restructuring of the Company, we have agreed to the following with respect to the Board of Directors of the Company:

1. At the request of Required Lenders before September 30, 2000, three of the four directors of the Company affiliated with Centre will resign on September 30, 2000.
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2.    As long as the Voting Agreement or any successor agreement is in effect, the Required Lenders will cause the Lenders to vote their shares subject to the Voting Agreement or its successor for the election of a qualified person affiliated with the Centre Entities (any existing or former members of the Board affiliated with Centre being deemed qualified) nominated by the Centre Entities such that one such person is serving on the Board during such time.

3. The Lenders and the Centre Entities will cooperate in good faith to identify and urge the selection of mutually acceptable, qualified candidates to constitute a majority of the Board of Directors of the Company during the interim before the next election of directors.

4. The Lenders and the Centre Entities will cooperate in good faith to identify and urge the selection of a mutually acceptable, qualified candidate to serve as an active Chairman of the Board of Directors of the Company. A representative of the management consultant to be retained by the Company pursuant to the Amended Agreement shall be given due consideration by the Lenders and the Centre Entities as a candidate to serve as the Chairman of the Board of Directors of the Company.

            To evidence this understanding, we ask each of the Lenders and each of the Centre Entities to execute this letter agreement acknowledging your agreement to the foregoing and return it to the undersigned.

                                    Sincerely,

                                    /s/ Reinhard Freimuth

                                    Reinhard Freimuth
                                    Vice President


Agreed to:
                            NON_CENTRE LENDERS:

                              BANK OF AMERICA, N.A., as Agent, and individually
                        as a Lender


                              By:   /s/ Reinhard Freimuth
                                  ____________________________________
                                Name:  Reinhard Freimuth
                                Title:  Vice President


                              U.S. BANK NATIONAL ASSOCIATION


                              By:   /s/ Michael J. Porcello
                                  ____________________________________
                                Name:  Michael J. Porcello
                                Title:  Assistant Vice President


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                              FIRST SOURCE FINANCIAL LLP, by First
                                    Source Financial, Inc., as Agent/Manager


                              By:  /s/ Jeffrey A. Cerny
                                 ______________________________________
                                Name:  Jeffrey A. Cerny
                                Title:  Senior Vice President


                              BHF (USA) CAPITAL CORPORATION


                              By:  /s/ Evon Contos  and  /s/ Nina Zhou
                                 ______________________________________
                                Name:  Evon Contos and Nina Zhou
                                Title:  Managing Director and Associate



                              CENTRE ENTITIES, INDIVIDUALLY AND AS LENDERS:

                              CENTRE CAPITAL INVESTORS II, L.P. CENTRE
                              CAPITAL TAX-EXEMPT INVESTORS II, L.P.
                              CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

                              By:   Centre Partners II, L.P., as General Partner

                              By:   Centre Partners Management LLC, as
                                    Attorney-in-Fact

                              By:   /s/ Jonathan H. Kagan
                                 ______________________________________
                                    Managing Director


                              CENTRE PARTNERS COINVESTMENT, L.P.

                              By:   Centre Partners II LLC, as General Partner

                              By:   /s/ Jonathan H. Kagan
                                 ______________________________________
                                    Managing Director




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